10f-3 REPORT
SMITH BARNEY INCOME FUNDS
 CONVERTIBLE FUND

February 1, 2003 through April 30, 2003


		Trade				            % of
Issuer		Date	Selling Dealer  Amount	Price Issue (1)
Teekay Shipping 2/12/2003Morgan Stanley	$45,400 	$25.000 0.04%

(1) Represents purchases by all affiliated funds,  may not exceed
25% of the principle amount of the offering
..